HyperMedia Communications, Inc.

                               SEC Form 10-K FY97

                                  Exhibit 3.1d



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                         CERTIFICATE OF DETERMINATION OF

                   PREFERENCES OF SERIES I PREFERRED STOCK OF

                         HYPERMEDIA COMMUNICATIONS, INC.

                            A California Corporation


         The undersigned, Todd Hagen, does hereby certify that:

         A. He is the duly elected and acting Vice President of Finance and Administration and Chief Financial Officer of HyperMedia Communications, Inc., a California corporation (the "Corporation").

         B. Pursuant to authority given by the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

         WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation (the "Articles") provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

         WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions relating to any unissued series of said Preferred Stock and the number of shares constituting and the designation of said series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates, fixes the number of shares constituting, and determines the rights, preferences, privileges, and restrictions relating to a new series of Preferred Stock:

         1. Designation. The new series of Preferred Stock shall be designated "Series I Preferred Stock." The number of shares constituting the Series I
Preferred  Stock shall be 200,000.  The  "Initial  Sales  Price" of the Series I
Preferred Stock shall mean the price per share at which shares of Series I Preferred Stock are first sold to investors, and the "Original Issue Date" shall mean the date of such sale. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series I Preferred Stock or the holders thereof are specified below.

         2. Dividend Rights of Series I Preferred Stock.

                  a. No dividend (payable other than in Common Stock of the Corporation) may be paid on or declared or set apart for the Common Stock in any one fiscal year unless a dividend at the rate of five percent (5%) of the Initial Sales Price is paid on, or declared and set apart for, each share of Series I Preferred Stock. The amount of dividend shall be prorated for a share of Series I Preferred Stock which is not issued and outstanding for an entire fiscal year. The dividends on the Series I Preferred Stock shall be paid out of any assets legally available therefor, when, as and if declared by the Board of Directors. Dividends on the Series I Preferred Stock shall not be cumulative and no rights shall accrue to the holders of the Series I Preferred Stock in the event the Corporation shall fail to declare or pay dividends on the Series I Preferred Stock in the amount of five percent (5%) of the Initial Sales Price per share per fiscal year or in any amount in any prior year of the Corporation, whether or not the earnings of the Corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event the Board of Directors of the Corporation declares dividends in a fiscal year in an amount less than the aggregate of all the dividend preferences of the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock, then the entire amount of dividends declared by the Board of Directors shall be distributed ratably among the holders of the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock such that the same percentage of the annual dividend to which each series of Preferred Stock is entitled is paid on each share of Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock.

                  b.  As  authorized  by  Section  402.5(c)  of  the  California
Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the Corporation of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

         3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, after the payment to which the holders of the Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock are entitled as set forth in the Articles of Incorporation, including the Certificate of Determination of Preferences of Series H Preferred Stock (the "Series E, Series F, Series G and Series H Distribution") has been made, no distribution shall be made on the shares of Common Stock without first making a distribution on the shares of Series I Preferred Stock equal to the amount of the Initial Sales Price per share for each share of Series I Preferred Stock, plus all declared but unpaid dividends thereon. If upon occurrence of such event, and after the Series E, Series F and Series G Distribution, the assets and property thus distributed among the holders of the Series I Preferred Stock shall be insufficient to permit the payment to such holders of their full respective preferential amounts, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series I Preferred Stock such that the same

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percentage of the preferential amount to which each series of Series I Preferred
Stock is entitled is paid on each share of Series I Preferred Stock. A consolidation or merger of the Corporation with or into any other corporation or corporations, other than a merger or consolidation which would result in the
voting  securities  of  the  Company   outstanding   immediately  prior  thereto
continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation
or  such  surviving  entity   outstanding   immediately  after  such  merger  or
consolidation, or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation.

         4. Conversion.

                  a. Right to Convert. Each share of Series I Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series I Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Initial Sales Price divided by the appropriate Conversion Price (as hereinafter defined). The Conversion Price for the Series I Preferred Stock shall initially be the Initial Sales Price divided by ten (10) and shall be subject to adjustment as provided herein. (The number of shares of Common Stock into which each share of Series I Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate".) Upon any decrease or increase in the Conversion Price or the Conversion Rate as described in this Section 4, the Conversion Rate or Conversion Price, as the case may be, shall be appropriately increased or decreased.

                  b. Automatic Conversion. All shares of Series I Preferred Stock then outstanding shall automatically convert into shares of Common Stock upon the election of at least 67% of the authorized, issued and outstanding shares of Series I Preferred Stock to convert shares of Series I Preferred Stock into Common Stock.

                  c. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series I Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Corporation. Before any holder of Series I Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series I Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Series I Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing

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

such shares of Series I Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                           The Corporation  shall, as soon as practicable  after
such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series I Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series I Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series I Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  d. Adjustments to Conversion Price for Diluting Issues.

                           (i)  Special   Definition.   For   purposes  of  this
paragraph 4(d), "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                    (1) upon  conversion  of shares of Preferred
Stock;

                                    (2)   to   the   Corporation's    employees,
officers, directors and consultants as may be determined by the Corporation's Board of Directors from time to time;

                                    (3)  as  a  dividend  or   distribution   on
Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e)(i) or (ii) hereof;

                                    (4)   pursuant  to   commercial   borrowing,
secured lending or lease financing transactions approved by the Board of Directors;

                                    (5)  in  any  transaction,  other  than  the
issuance by the Corporation of Series I Preferred Stock, in which the issuance (or, pursuant to paragraph 4(d)(iii), deemed issuance) by the Corporation of such shares of Common Stock results in net proceeds to the Corporation of less than $500,000;

                                    (6) upon exercise of any options or warrants
outstanding as of the Original Issue Date to purchase the Company's Common Stock or Preferred Stock.

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

                           (ii) No Adjustment of Conversion Price. No adjustment
in the Conversion Price of a particular share of Series I Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series I Preferred Stock.

                           (iii) Deemed Issue of Additional Shares of Common. In
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any options, warrants or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options, warrants or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options or warrants or, in the case of convertible securities and options or warrants therefor, the conversion or exchange of such convertible securities or exercise of such options or warrants, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                    (1) no further  adjustment in the Conversion
Price shall be made upon the subsequent issue of convertible securities or shares of Common Stock upon the exercise of such options or warrants or conversion or exchange of such convertible securities;

                                    (2) if such options, warrants or convertible
securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or warrants or the rights of conversion or exchange under such convertible securities;

                                    (3) no  readjustment  pursuant to clause (2)
above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                                    (4) upon the  expiration of any such options
or warrants or any rights of conversion or exchange under such convertible securities which shall not have been

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

exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:


                                           (a)  in  the   case  of   convertible
securities or options or warrants for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or warrants or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised options or warrants plus the consideration actually received by the Corporation upon such exercise or for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                           (b)  in  the  case  of   options   or
warrants for convertible securities, only the convertible securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options or warrants, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised options or warrants, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph 4(d)(v)) upon the issue of the convertible securities with respect to which such options or warrants were actually exercised; and

                                    (5) if such  record  date  shall  have  been
fixed and such options, warrants or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

                           (iv) Adjustment of Conversion  Price Upon Issuance of
Additional Shares of Common. In the event the Corporation, on or before the earlier of (i) the first anniversary of the final sale by the Company of Series I Preferred Stock prior to June 30, 1998 and (ii) June 30, 1999 (the earlier of which dates is referred to as the "Determination Date"), issues Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price for the Series I Preferred Stock in effect on the date of and immediately prior to such issue (a "Dilutive Issuance"), then and in such event such Conversion Price shall be reduced, concurrently with such issue, to a price equal to such consideration per share of the Additional Shares of Common. The Conversion Price shall not be reduced as a result of any Dilutive Issuance that occurs after the Determination Date.

                           (v) Determination of  Consideration.  For purposes of
this subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:


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

                                    (1) Cash and  Property.  Such  consideration
shall:

                                           (a)  insofar as it  consists of cash,
be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                           (b)   insofar  as  it   consists   of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                           (c) in the event Additional Shares of
Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses a) and b) above, as determined in good faith by the Board of Directors.

                                    (2) Options and Convertible Securities.  The
consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii), relating to options, warrants and convertible securities, shall be determined by dividing

                                           (a)  the   total   amount,   if  any,
received or receivable by the Corporation as consideration for the issue of such options, warrants or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or warrants or the conversion or exchange of such convertible securities, or in the case of options or warrants for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities by

                                           (b) the  maximum  number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or warrants or the conversion or exchange of such convertible securities.

                           e. Adjustments to Conversion Rate.

                                    (i)  Adjustments for  Subdivisions,  Splits,
Combinations, Consolidations, Reorganizations or Reclassifications of Common Stock. In the event that after the date of the first issuance of the Series I Preferred Stock the outstanding shares of Common Stock shall be (a) subdivided or split into a greater number of shares of Common Stock; (b) combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock or (c) changed into a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the holders of the shares of Series I Preferred

Stock shall receive upon conversion, the stock and/or securities to which the holder would have been entitled had the holder held, at the time of said split, subdivision, combination, consolidation, reorganization or reclassification, the same number of shares of Common Stock as the number of Series I Preferred Stock converted.

                                    (ii)  Adjustments  for Other  Dividends  and
Distributions. In the event the Corporation at any time after the date of the first issuance of the Series I Preferred Stock makes, or fixes a record date for, the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in the securities of the Corporation, then the holders of the shares of Series I Preferred Stock shall receive upon conversion, in addition to the number of shares of Common Stock receivable thereupon, the stock or securities to which the holder would have been entitled had the holder held, at the time of said dividend or other distribution, the same number of shares of Common Stock as the number of Series I Preferred Stock converted, and had they thereafter during the period from the date of such event to and including the date of conversion, retained such stock or securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series I Preferred Stock.

         5. Voting Rights. Except as otherwise required by law, the holders of Series I Preferred stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and to vote together as a single class with the holders of the Common Stock (except with respect to those matters required by law to be submitted to a separate class or series vote) upon the election of directors and upon any other matter submitted to shareholders for a vote, on the following basis:

                  a. Series I Preferred Stock Vote. Each share of Series I Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common stock into which it is convertible, as adjusted from time to time under Section 4 hereof. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series I Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  b. Cumulative Voting. Notwithstanding the above, for the election of directors each holder of Series I Preferred Stock shall after giving the notice required by Section 708 of the California Corporations Code, as amended from time to time, be entitled to the number of votes as determined pursuant to paragraph (a) above multiplied by the number of directors to be elected, with each shareholder being entitled to cumulate such votes for one candidate or to distribute such votes among the candidates as the shareholder sees fit.

         6. Covenants. In addition to any other rights provided by law, so long as 33% of the total issued Series I Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series I Preferred Stock:

                  a. amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series I Preferred Stock authorized hereby;

                  b. authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Series I Preferred Stock; or

                  c. reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the Series I Preferred Stock.

         C. The authorized number of shares of Preferred Stock of the Corporation is 10,064,516. There are 8,314,110 shares of Preferred Stock outstanding, 8,064,516 of which are Series E Preferred Stock, 82,250 of which are Series F Preferred Stock and 50,344 of which are Series G Preferred Stock, and 117,000 of which are Series H Preferred Stock. No shares of Series I Preferred Stock have been issued. The number of authorized shares of Series I Preferred Stock is 200,000. The total number of shares voting in favor of this Certificate equaled or exceeded the vote required. The percentage vote required was a simple majority of each of the outstanding shares of Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, and Series H Preferred Stock.

         I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.

         Executed in San Mateo, California on December 19, 1997.


                                  /s/    TODD HAGEN
                                  ---------------------------------------------
                                  Todd Hagen
                                   Vice President of Finance and Administration
                                   and Chief Financial Officer